Exhibit 99.1

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin  53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

April 26, 2007

MIDWEST AIR GROUP REPORTS FIRST QUARTER RESULTS

Summary: First Quarter 2007 vs. First Quarter 2006

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Operating revenue increased 10.0% to $165.8 million

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Net income of $8.0 million vs. loss of $8.7 million

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Diluted earnings per share of $0.31 vs. loss of $0.49

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Scheduled service revenue passenger miles increased 9.5% to 1.0 billion on a 6.3% increase in capacity, resulting in a 2.2 percentage point increase in load factor to 73.7%

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Revenue per available seat mile increased 4.7% to 11.71¢

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Higher fuel prices negatively impacted operating results by $1.9 million, or $0.07 per share – diluted

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Fixed fuel contract gain improved operating results by $19.9 million, or $0.77 per share – diluted

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Defense costs of $2.6 million relating to AirTran Holdings’ unsolicited exchange offer

Milwaukee, Wisconsin, April 26, 2007 – Midwest Air Group, Inc. (AMEX: MEH) today reported first quarter results for its Midwest Airlines and Skyway Airlines (dba Midwest Connect) operations.

“While the first quarter of 2007 was positive on several levels, overall it fell short of our expectations,” said Timothy E. Hoeksema, chairman and chief executive officer. “The first quarter is historically weak for Midwest and this year was no exception.” Hoeksema noted that Midwest has been encouraged by continuing improvements in load factor and yield, leading to solid revenue per available seat mile performance that compared favorably to the domestic airline industry in the quarter.

Comparing first quarter 2007 to first quarter 2006, operating revenue increased 10.0% to $165.8 million. Operating income improved to $6.7 million from a $9.3 million loss in the first quarter of 2006, while net income improved to $8.0 million from an $8.7 million loss. Due to accumulated losses, Midwest Air Group discontinued recording federal income tax benefit on losses in second quarter 2004 and state income tax benefit on losses in second quarter 2005. Diluted earnings per share were $0.31, compared with a $0.49 loss in the same quarter a year earlier.

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The revenue increase reflects a 9.5% increase in passenger traffic, due to strong customer demand in response to competitive pricing, as well as schedule and service enhancements. A 0.7% increase in revenue yield was driven by industrywide price increases and improvements in the company’s revenue management processes. Total operating expenses decreased 0.6%, due primarily to the recording of a $19.9 million gain for the fair value of fixed fuel contracts entered into in first quarter 2007. This was largely offset by an increase in operating expenses resulting from the 6.3% increase in capacity and increased flight operations, which led to increases in fuel expense; salary, wages and benefits; station rental, landing and other fees; aircraft maintenance; and commissions. Fuel expense increased $5.7 million, or 10.8% – including $1.9 million of unfavorable price impact (calculated by applying 2006 prices to actual gallons consumed in 2007 and comparing the result to actual 2007 expense).

The company ended the quarter with $171.3 million in cash, of which $110.2 million was unrestricted. Total cash was up from $157.7 million at December 31, 2006; unrestricted cash was down from $118.1 million in the same period largely due to deposits required to support the expanded fuel hedging program. Capital spending – net of credits used to fund such spending – resulted in a cash outlay of $2.0 million for the quarter and consisted primarily of refurbishment costs for two recently acquired Fairchild 328JETs, an onboard products payment system and additional spare parts for the Boeing 717 fleet.

Midwest continues to post sizeable gains in market share in its Milwaukee and Kansas City hubs. In February 2007:

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Midwest Airlines and Midwest Connect carried 52.7% of all passengers departing from Milwaukee, up from 49.8% the same month a year earlier. In February 2007, the airlines transported 143,604 Milwaukee passengers, up 5.3% from 136,388 passengers in February 2006.

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In Kansas City, Midwest Airlines market share rose to 11.0% for February from 10.0% in the same month a year earlier. In February 2007, Midwest Airlines carried a total of 42,585 Kansas City passengers, up 17.3% from 36,314 passengers in February 2006.

Midwest Airlines

At Midwest Airlines, passenger revenue per scheduled service available seat mile increased 5.3% to 9.37¢ in first quarter 2007 compared with the same quarter a year earlier. Load factor increased 2.1 percentage points to 74.3% due to a 10.2% increase in passenger traffic on a 7.1% increase in scheduled service capacity. Revenue yield increased 2.3%.

Into-plane fuel prices increased 3.4% in first quarter 2007, averaging $2.08 per gallon versus $2.01 per gallon in first quarter 2006, and resulted in a $1.7 million unfavorable price impact. Fuel consumption increases resulted in a $4.0 million unfavorable impact in the quarter, primarily as a result of the increase in operations.

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In the first quarter, cost per available seat mile (unit costs) at Midwest Airlines decreased $0.0076 to $0.1006, or 7.0%, compared with first quarter 2006. Excluding fuel, cost per available seat mile decreased $0.0099 to $0.0613, or 13.9%. Excluding fuel and the fair value gain for fixed fuel contracts, cost per available seat mile increased by $0.0051 to $0.0763, or 7.2%. Defense costs relating to AirTran Holdings’ unsolicited exchange offer represented an adverse impact of $0.0020.

Note: Cost per available seat mile excluding fuel expense is an industry measurement that provides management and investors the ability to track changes in cost absent fuel-related expenses.

Midwest Connect

At Midwest Connect, passenger revenue per scheduled service available seat mile increased 2.3% to 24.17¢ in the first quarter. Passenger traffic decreased 1.1% on a 4.1% decrease in capacity, with a 2.0 percentage point improvement in load factor to 64.0%, while revenue yield decreased 0.8%. Cost per available seat mile increased $0.0308 to $0.3300, or 10.3% (excluding fuel, increased $0.0276 to $0.2594, or 11.9%) compared with first quarter 2006. Excluding fuel, the increase was due primarily to an increase in aircraft maintenance, materials and repairs resulting from a major engine rebuild. Into-plane fuel prices increased 2.4% in first quarter 2007, averaging $2.10 per gallon versus $2.05 per gallon in first quarter 2006. Fuel consumption decreases resulted in a $0.1 million favorable impact quarter over quarter.

Highlights and Outlook

In the first quarter of 2007:

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Midwest Air Group announced that holders of its remaining $21.6 million of senior secured convertible debt completed the conversions of their respective positions to equity. This resulted in a $21.6 million reduction in Midwest Air Group debt at December 31, 2006 and a corresponding increase in shareholders’ equity. Midwest Air Group had raised a total of $25 million of convertible debt in an offering in late 2003; all other debt holders had previously converted their holdings to equity.

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Midwest Airlines debuted MyMidwest, its new inflight magazine. The larger magazine includes engaging feature articles, useful guides to the airline’s destinations and expanded onboard service information, packaged in a fresh, new design. The magazine can also be accessed online at http://mymidwestmagazine.com. MyMidwest is part of the airline’s ongoing efforts to improve its customers’ onboard experience; other recent enhancements include the SkyMall catalog and an onboard credit card processing system.

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Midwest Airlines announced that its signature chocolate chip cookies would be sold at Milwaukee Brewers games at Miller Park during the 2007 season. Also, the first 30,000 fans attending Midwest Airlines Night on May 19 will receive a folding seat cushion imprinted to look like the airline’s leather seats. These new elements enhance the airline’s position as the Official Airline of the Brewers and are part of a larger sponsorship that includes Miller Park signage, as well as radio and television sponsorships.

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In conjunction with its plan to phase out its Beech 1900 turboprop fleet, Skyway Airlines announced it would not renew its bid to provide service to four cities served under Essential Air Service contracts. The Department of Transportation subsequently awarded the contracts to Great Lakes Aviation. Midwest is currently working with Great Lakes to establish a codeshare agreement for those markets, which would provide revenue opportunities.

The first quarter also saw the implementation of the first in a series of service expansions that are part of Midwest’s 2007 strategic plan, which includes new destinations and new routes, and increased frequency and equipment upgrades in existing markets. Recently launched and already announced 2007 schedule enhancements include:

Started March 4:

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Milwaukee-Des Moines. Increased frequency.

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Milwaukee-Duluth/Superior. New destination.

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Milwaukee-St. Louis. Equipment upgrade to 32-seat regional jets.

Started April 1:

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Milwaukee-Columbus. Equipment upgrade to 50-seat regional jets.

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Milwaukee-Flint. Increased frequency, equipment upgrade to 32-seat regional jets.

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Kansas City-Seattle/Tacoma. New destination.

Beginning May 1:

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Milwaukee-Dayton. Increased frequency.

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Milwaukee-Duluth/Superior. Increased frequency.

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Milwaukee-Louisville. Equipment upgrade to 32-seat regional jets.

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Milwaukee-Pittsburgh. Equipment upgrade to 50-seat regional jets.

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Milwaukee-San Francisco. Expanded seasonal service through October 31, 2007.

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Milwaukee-Tampa. Increased frequency.

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Kansas City-Boston. Increased frequency.

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Kansas City-Columbus. New route.

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Kansas City-Ft. Myers. Now year-round service.

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Kansas City-Los Angeles. Increased frequency.

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Kansas City-Orlando. Increased frequency.

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Kansas City-San Diego. Increased frequency.

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Omaha-Los Angeles. New route.

Beginning June 1:

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Milwaukee-Baltimore. Equipment upgrade to 50-seat regional jets.

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Milwaukee-Des Moines. Equipment upgrade to 32-seat regional jets.

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Milwaukee-Marquette. Increased frequency seasonally through September 8, 2007.

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Milwaukee-Raleigh/Durham. New destination.

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Milwaukee-Wausau/Stevens Point. Equipment upgrade to 32-seat regional jets.

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Kansas City-San Francisco. Increased frequency through November 16, 2007.

Beginning June 18:

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Milwaukee-Seattle/Tacoma. New route.

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Beginning July 1:

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Milwaukee-Flint. Equipment upgrade to 32-seat regional jets.

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Milwaukee-Green Bay. Equipment upgrade to 32-seat regional jets.

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Milwaukee-Hartford. Increased frequency, equipment upgrade to 50-seat regional jets.

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Milwaukee-Los Angeles. Increased frequency seasonally through September 30, 2007.

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Kansas City-Colorado Springs. New destination.

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Kansas City-Madison. New route.

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Kansas City-Pittsburgh. Increased frequency.

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Kansas City-San Antonio. Increased frequency.

In the second quarter of 2007:

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On April 1, Midwest Airlines launched its new 50-seat regional jet program, a significant component of its 2007 growth plan. Flying as Midwest Connect, the Canadair regional jets are operated by SkyWest Airlines under a five-year agreement that includes a minimum of 15 and up to 25 aircraft.

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On April 13, the Midwest Air Group Board of Directors unanimously recommended that Midwest’s shareholders reject AirTran Holdings, Inc.’s revised offer to acquire all outstanding shares of Midwest and advised shareholders not to tender their shares to AirTran. Citing the long-term value of the company’s strategic plan, the board said it believes Midwest’s future holds great promise and that the best interests of all stakeholders lie in Midwest continuing to execute its plan. The board also established a May 11, 2007 record date for its Annual Meeting of Shareholders and a June 14, 2007 meeting date.

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On April 25, Midwest Airlines announced the expansion of its existing codeshare agreement with Air Midwest, Inc. to include six additional cities. Beginning May 6, Midwest Airlines passengers will be able to connect in Kansas City to and from Columbia/Jefferson City, Joplin, and Kirksville, Mo. and Grand Island, McCook and Omaha, Neb.

Going forward, Hoeksema said Midwest is on track to achieve its 2007 strategic plan, which provides significant opportunities to improve profitability through aggressive route expansion, frequency increases and equipment upgrades. He added that Midwest remains committed to meeting its revenue and earnings projections for the year, consistent with the company’s recent guidance.

Management of Midwest Air Group will discuss the company’s financial results in a conference call with industry analysts and institutional investors at 2 p.m. Eastern time today. The discussion will be available simultaneously in a listen-only mode and for the following 30 days at http://phx.corporate-ir.net/phoenix.zhtml?c=88626&p=irol-irhome.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by

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providing passengers with impeccable service and onboard amenities at competitive fares. Both Skyway Airlines, Inc. – a wholly owned subsidiary of Midwest Airlines – and SkyWest Airlines operate as Midwest Connect and offer service to and connections through Midwest Airlines’ hubs. Together, the airlines offer service to 51 cities. More information is available at http://www.midwestairlines.com.

This news release contains forward-looking statements about the results expected under the company’s strategic plan and that otherwise may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “planned,” “projecting,” “expect,” “should,” “anticipate,” “believe,” “estimate,” “goal,” “plan,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from the projected results contained in these forward-looking statements. Factors that may cause such a difference to occur include, but are not limited to, fees and expenses incurred in connection with AirTran’s unsolicited exchange offer and the risk factors described in “Item 1A. Risk Factors” in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

Important Additional Information

Midwest has filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) and amendments thereto regarding AirTran’s exchange offer, which sets forth the reasons for the board’s recommendation and related information.

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MIDWEST AIR GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2007	2006

Operating revenues:
Passenger service	$144,802	$131,286
Cargo	3,116	1,934
Other	17,858	17,529
Total operating revenues	165,776	150,749

Operating expenses:
Salaries, wages and benefits	45,001	38,990
Aircraft fuel and oil	58,532	52,824
Adjustment to fair value of fixed fuel contracts	(19,906)	-
Commissions	4,495	3,996
Dining services	2,361	2,047
Station rental, landing and other fees	15,084	13,943
Aircraft maintenance, materials and repairs	15,189	12,709
Depreciation and amortization	3,754	3,836
Aircraft rentals	13,853	15,369
Other	20,725	16,315
Total operating expenses	159,088	160,029
Operating income/(loss)	6,688	(9,280)

Other (expense)/income:
Interest income	2,237	1,448
Interest expense	(929)	(851)
Total other (expense)/income	1,308	597

Income/(loss) before income tax	7,996	(8,683)
Income tax	-	-

Net income/(loss)	$7,996	$(8,683)

Income/(loss) per common share – basic:	$0.34	$(0.49)
Income/(loss) per common share – diluted:	$0.31	$(0.49)

See notes to unaudited condensed consolidated financial statements.

OPERATING STATISTICS

	Three Months Ended
	March 31,
	2007	2006
Midwest Air Group
Scheduled Service Revenue Passenger Miles (000s)	1,033,906	944,291
Scheduled Service Available Seat Miles (000s)	1,403,545	1,319,867
Total Available Seat Miles (000s)	1,416,220	1,348,334
Load Factor (%)	73.7%	71.5%
Revenue Yield	$0.1401	$0.1390
Passenger Revenue per Schd. Svc. ASM	$0.1032	$0.0995
Total Revenue per Total ASM	$0.1171	$0.1118
Total Cost per Total ASM	$0.1123	$0.1187
Total Cost per Total ASM (ex-fuel cost) (1)	$0.0710	$0.0795
Total Cost per Total ASM (ex-fuel cost, ex-FMV) (1)	$0.0851	$0.0795
Number of Flights	27,056	27,083
Into-plane Fuel Cost per Gallon	$2.08	$2.01
Full-time Equivalent Employees at End of Period	3,076	2,959
Aircraft in Service at End of Period	55	56

Midwest Airlines Operations
Origin & Destination Passengers	895,225	827,674
Scheduled Service Revenue Passenger Miles (000s)	976,305	886,035
Scheduled Service Available Seat Miles (000s)	1,313,498	1,225,977
Total Available Seat Miles (000s)	1,326,173	1,254,077
Load Factor (%)	74.3%	72.3%
Revenue Yield	$0.1260	$0.1231
Passenger Revenue per Schd. Svc. ASM	$0.0937	$0.0890
Total Revenue per Total ASM	$0.1092	$0.1032
Total Cost per Total ASM	$0.1006	$0.1082
Total Cost per Total ASM (ex-fuel cost) (1)	$0.0613	$0.0712
Total Cost per Total ASM (ex-fuel cost, ex-FMV) (1)	$0.0763	$0.0712
Average Passenger Trip Length (miles)	1,091	1,071
Number of Flights	14,104	12,964
Into-plane Fuel Cost per Gallon	$2.08	$2.01
Full-time Equivalent Employees at End of Period	2,143	1,954
Aircraft in Service at End of Period	36	36

Midwest Connect Operations
Origin & Destination Passengers	190,074	192,502
Scheduled Service Revenue Passenger Miles (000s)	57,601	58,256
Scheduled Service Available Seat Miles (000s)	90,047	93,890
Total Available Seat Miles (000s)	90,047	94,257
Load Factor (%)	64.0%	62.0%
Revenue Yield	$0.3779	$0.3809
Passenger Revenue per Schd. Svc. ASM	$0.2417	$0.2363
Total Revenue per Total ASM	$0.2776	$0.2674
Total Cost per Total ASM	$0.3300	$0.2992
Total Cost per Total ASM (ex-fuel cost) (1)	$0.2594	$0.2318
Average Passenger Trip Length (miles)	303	303
Number of Flights	12,952	14,119
Into-plane Fuel Cost per Gallon	$2.10	$2.05
Full-time Equivalent Employees at End of Period	933	1,005
Aircraft in Service at End of Period	19	20

(1) Non-GAAP measurement. See non-GAAP disclosures.

Note: All statistics exclude charter operations except the following: Total Available Seat Miles ("ASMs"), Total Cost per Total ASM, Total Cost per ASM (ex-fuel cost), Total Cost per ASM (ex-fuel cost, ex-FMV), Into-plane Fuel Cost, Number of Employees and Aircraft in Service. Aircraft acquired but not yet placed into service are excluded from the aircraft in service statistics.

Numbers in this table may not be recalculated due to rounding.

MIDWEST AIR GROUP, INC.

NON-GAAP FINANCIAL MEASURES

Pursuant to Item 10 of Regulation S-K, the Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to the Company's most directly comparable financial measures reported on a GAAP basis. The non-GAAP financial measures provide the Company the ability to measure and monitor its performance both with and without the cost of aircraft fuel or fair market value of fixed fuel contracts ("FMV"). Because the cost and availability of aircraft fuel are subject to many economic and political factors beyond the Company's control, it is the Company's view that the measurement and monitoring of performance without the volatility of fuel is important.

The following table reconciles operating expenses excluding fuel and operating expenses per ASM excluding fuel as well as FMV.

	Three Months Ended
	March 31,
	2007	2006	Change	%
Midwest Air Group
Total GAAP operating expenses ($000)	$ 159,088	$ 160,029	$ (941)	(0.6%)
ASMs (000)	1,416,220	1,348,334	67,885	5.0%
CASM	$ 0.1123	$ 0.1187	$(0.0064)	(5.4%)

Total GAAP operating expenses ($000)	$ 159,088	$ 160,029	$ (941)	(0.6%)
Less: aircraft fuel ($000)	(58,532)	(52,824)	(5,709)	10.8%
Operating expenses excluding fuel ($000)	$ 100,555	$ 107,205	$ (6,650)	(6.2%)
Add: FMV ($000)	19,906	-	$ 19,906	NA
Operating expenses excluding fuel and FMV ($000)	$ 120,461	$ 107,205	$ 13,256	12.4%
ASMs (000)	1,416,220	1,348,334	67,885	5.0%
CASM excluding fuel	$ 0.0710	$ 0.0795	$(0.0085)	(10.7%)
CASM excluding fuel and FMV	$ 0.0851	$ 0.0795	$ 0.0055	7.0%

Midwest Airlines Operations
Total GAAP operating expenses ($000)	$ 133,450	$ 135,737	$ (2,287)	(1.7%)
ASMs (000)	1,326,173	1,254,077	72,095	5.7%
CASM	$ 0.1006	$ 0.1082	$(0.0076)	(7.0%)

Total GAAP operating expenses ($000)	$ 133,450	$ 135,737	$ (2,287)	(1.7%)
Less: aircraft fuel ($000)	(52,179)	(46,478)	$ (5,701)	12.3%
Operating expenses excluding fuel ($000)	$ 81,271	$ 89,259	$ (7,988)	(8.9%)
Add: FMV ($000)	19,906	-	$ 19,906	NA
Operating expenses excluding fuel and FMV ($000)	$ 101,177	$ 89,259	$ 11,918	13.4%
ASMs (000)	1,326,173	1,254,077	72,095	5.7%
CASM excluding fuel	$ 0.0613	$ 0.0712	$(0.0099)	(13.9%)
CASM excluding fuel and FMV	$ 0.0763	$ 0.0712	$ 0.0051	7.2%

Midwest Connect Operations
Total GAAP operating expenses ($000)	$ 29,715	$ 28,200	$ 1,515	5.4%
ASMs (000)	90,047	94,257	(4,210)	(4.5%)
CASM	$ 0.3300	$ 0.2992	$ 0.0308	10.3%

Total GAAP operating expenses ($000)	$ 29,715	$ 28,200	$ 1,515	5.4%
Less: aircraft fuel ($000)	(6,354)	(6,346)	$ (8)	(0.1%)
Operating expenses excluding fuel ($000)	$ 23,361	$ 21,853	$ 1,508	6.9%
ASMs (000)	90,047	94,257	(4,210)	(4.5%)
CASM excluding fuel	$ 0.2594	$ 0.2318	$ 0.0276	11.9%

Note:  Numbers and totals in this table may not be recalculated due to rounding and intercompany eliminations.